Exhibit 99.1

Tech Data Announces The Resignation Of Ken Lamneck, President, The Americas

CLEARWATER, Fla.--(BUSINESS WIRE)--December 17, 2009--Tech Data Corporation (NASDAQ:TECD), a leading IT products distributor, today announced the resignation of Ken Lamneck, president, the Americas, effective December 31, 2009. Lamneck, who joined Tech Data in 2004, has accepted the role of president and CEO of global technology solutions provider Insight Enterprises Inc.

“We thank Ken for all his contributions throughout the years and wish him the best of luck in his new endeavor,” said Tech Data CEO Robert Dutkowsky. “Under Ken’s leadership, our Americas management team—comprised of senior distribution executives with decades of industry experience — has positioned Tech Data for long-term growth and success throughout the region.”

Tech Data has initiated a search for a new President, the Americas, who will have responsibility for leading the company’s extensive sales, marketing and logistics operations throughout the United States, Canada and Latin America. During the search, company operations previously reporting to Lamneck will be managed by Dutkowsky.

About Tech Data

Tech Data Corporation (NASDAQ GS:TECD) is one of the world’s largest distributors of technology products from leading IT hardware and software producers. Tech Data serves more than 125,000 IT solution providers in over 100 countries. Every day, these resellers depend on Tech Data to cost-effectively support the technology needs of end users, including small and medium businesses (SMB), large enterprises and government agencies. Ranked 102nd on the FORTUNE 500(R), Tech Data generated $24.1 billion in net sales for its fiscal year ended January 31, 2009. To learn more, visit www.techdata.com.

CONTACT:
Tech Data Corporation
Investor Contact:
Jeffery P. Howells, Executive Vice President and Chief Financial Officer, 727-538-7825
jeff.howells@techdata.com
or
Media Contact:
Jarred LeFebvre, Public Relations Manager, 800-305-3374
jarred.lefebvre@techdata.com